As filed with the United States Securities and Exchange Commission on May 24, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NICHOLAS FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	8736-3354
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2454 McMullen Booth Road
Building C
Clearwater, Florida	33759
(Address of principal executive offices)	(Zip Code)

Nicholas Financial, Inc. Equity Incentive Plan

(Full title of the plan)

Peter L. Vosotas Chairman, Chief Executive Officer and President Nicholas Financial, Inc. 2454 McMullen Booth Road, Building C Clearwater, Florida 33759 (772) 726-0763	Copy to: Todd B. Pfister, Esq. Foley & Lardner LLP 321 North Clark Street Suite 2800 Chicago, Illinois 60610-4764 (312) 832-4500
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common shares, without par value	975,000 shares	$11.54	(2)	$11,251,500	(2)	$345.42
(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Nicholas Financial, Inc. Equity Incentive Plan.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Nicholas Financial, Inc. Common shares on the NASDAQ Stock Market on May 18, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Nicholas Financial, Inc. (the "Company") are hereby incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

2. The Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006.

3. The Company’s Current Reports on Form 8-K dated July 27, 2006, August 9, 2006 (as amended), November 2, 2006, January 29, 2007, and May 7, 2007.

4. The description of the Company's Common shares contained in Item 8 of the Company's Registration Statement on Form 10-SB, as filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 28, 1995, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Articles of the Company and subject to the British Columbia Business Corporations Act (the “Business Corporations Act”), the Company must indemnify a director, former

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director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Additionally, subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

The Company maintains a liability insurance policy for its directors and officers that may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on this 24th day of May, 2007.

NICHOLAS FINANCIAL, INC.

By:	/s/ Peter L. Vosotas
Peter L. Vosotas
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Peter L. Vosotas and Ralph T. Finkenbrink, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Peter L. Vosotas Peter L. Vosotas	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2007

/s/ Ralph T. Finkenbrink Ralph T. Finkenbrink	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 24, 2007

/s/ Stephen Bragin Stephen Bragin	Director	May 24, 2007

/s/ Scott Fink Scott Fink	Director	May 24, 2007

/s/ Alton R. Neal Alton R. Neal	Director	May 24, 2007

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
(4.1)	Articles of Nicholas Financial, Inc. (incorporated by reference to Appendix B to the Company’s Proxy Statement for the 2006 Annual General Meeting of Shareholders filed on Schedule 14A on June 30, 2006 (File No. 0-26680)).

(4.2)	Notice of Articles of Nicholas Financial, Inc.

(4.3)	Nicholas Financial, Inc. Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement for the 2006 Annual General Meeting of Shareholders filed on Schedule 14A on June 30, 2006 (File No. 0-26680)).

(4.4)	Form of Nicholas Financial, Inc. Equity Incentive Plan Stock Option Award.

(4.5)	Form of Nicholas Financial, Inc. Equity Incentive Plan Restricted Stock Award.

(4.6)	Form of Nicholas Financial, Inc. Equity Incentive Plan Performance Share Award.

(5)	Opinion of Salley Bowes Harwardt.

(23.1)	Consent of Dixon Hughes PLLC.

(23.2)	Consent of Sally Bowes Harwardt (contained in Exhibit (5)).

(24)	Powers of Attorney (included on the signature page to this Registration Statement).

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